As filed with the Securities and Exchange Commission on November 5, 2001.
                                                    REGISTRATION NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           TOMMY HILFIGER CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

             British Virgin Islands                 Not Applicable
        (State or Other Jurisdiction of            (I.R.S. Employer
        Incorporation or Organization)           Identification Number)

                         11/F, Novel Industrial Building
                            850-870 Lai Chi Kok Road
                       Cheung Sha Wan, Kowloon, Hong Kong
                    (Address of Principal Executive Offices)

                           TOMMY HILFIGER CORPORATION
                            2001 STOCK INCENTIVE PLAN
                            (Full Title of the Plan)

                              Mr. Joel J. Horowitz
                             Chief Executive Officer
                           Tommy Hilfiger U.S.A., Inc.
                               25 West 39th Street
                            New York, New York 10018
                     (Name and Address of Agent for Service)

                                    Copy to:
                             Eric S. Robinson, Esq.
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York 10019
                                 (212) 403-1000

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                    PROPOSED        PROPOSED
    TITLE OF                         MAXIMUM         MAXIMUM        AMOUNT OF
 SECURITIES TO    AMOUNT TO BE   OFFERING PRICE     OFFERING      REGISTRATION
 BE REGISTERED    REGISTERED(1)   PER SHARE(2)      PRICE(2)           FEE
 -------------    -------------   ------------      --------           ---
Ordinary            3,500,000       $10.61          $37,135,000     $9,283.75
Shares, par          shares
value $.01 per
share


----------
(1) Plus such indeterminate number of shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.
(2) Pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, the proposed maximum offering price per share and the registration fee are based on the reported average of the high and low prices for the Registrant's Ordinary Shares on the New York Stock Exchange on October 30, 2001.



















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


                                EXPLANATORY NOTE

      The Section 10(a) prospectus being delivered by Tommy Hilfiger Corporation (the "Company") to participants in the Tommy Hilfiger Corporation 2001 Stock Incentive Plan (the "Plan"), as required by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), has been prepared in accordance with the requirements of Form S-8 and relate to Ordinary Shares, par value $.01 per share, of the Company (the "Ordinary Shares") which have been reserved for issuance pursuant to the Plan. The information regarding the Plan required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act. The Company shall provide to participants in the Plan a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference herein, as required by Item 2 of Part I of Form S-8.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K for the year ended March 31, 2001;

      (b) The Company's (1) Quarterly Report on Form 10-Q for the period ended June 30, 2001 and (2) Current Report on Form 8-K dated June 29, 2001; and

      (c) The description of the Ordinary Shares contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from their respective dates of filing. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES

      Not applicable.




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


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Memorandum and Articles of Association of the Company include provisions for the protection of directors and officers. Regulations 110-115 of the Articles of Association state:

      110. Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

            (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

            (b) is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

      111. The Company may only indemnify a person if the person acted honestly and in good faith and with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

      112. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

      113. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

      114. If a person to be indemnified has been successful in defence of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.




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


      115. The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

      Section 57 of the British Virgin Islands International Business Companies Ordinance provides as follows:

      (1) Subject to subsection (2) and any limitations in its Memorandum or Articles, a company incorporated under this Ordinance may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

            (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the company; or

            (b) is or was, at the request of the company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

      (2) Subsection (1) only applies to a person referred to in that subsection if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

      (3) The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is in the absence of fraud, sufficient for the purposes of this section, unless a question of law is involved.

      (4) The termination of any proceedings by any judgement, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

      (5) If a person referred to in subsection (1) has been successful in defence of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgements, fines and




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


            amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

      In addition, Section 58 of the British Virgin Islands International Business Companies Ordinance provides as follows:

      A company incorporated under this Ordinance may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the company, or who at the request of the company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under subsection (1) of section 57.



ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.



ITEM 8.  EXHIBITS.

      EXHIBIT NUMBER          DESCRIPTION

      5                       Opinion of Harney Westwood & Riegels

      23.1                    Consent of PricewaterhouseCoopers LLP

      23.2 Consent of Harney Westwood & Riegels (included in their opinion filed as Exhibit 5)



ITEM 9.  UNDERTAKINGS

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;




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


                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




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


                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. James, Barbados, on October 29, 2001.

                                       TOMMY HILFIGER CORPORATION


                                       By: /s/ Joel J. Horowitz
                                           ---------------------------
                                           Joel J. Horowitz
                                           Chief Executive Officer and
                                           President


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      /s/ Silas K.F. Chou        Co-Chairman of the Board     October 29, 2001
      ---------------------      and Director
         (Silas K.F. Chou)


      /s/ Lawrence S. Stroll     Co-Chairman of the Board     October 29, 2001
      ----------------------     and Director
         (Lawrence S. Stroll)


      /s/ Thomas J. Hilfiger     Honorary Chairman of the     October 29, 2001
      ----------------------     Board, Principal Designer
         (Thomas J. Hilfiger)    and Director


      /s/ Joel J. Horowitz       Chief Executive Officer,     October 29, 2001
      --------------------       President and Director
         (Joel J. Horowitz)      (principal executive
                                 officer and authorized
                                 representative in the
                                 United States)


                                 Director
       ---------------------
         (Ronald K.Y. Chao)


                                 Director
       -------------------
         (Lester M.Y. Ma)


      /s/ Joseph M. Adamko       Director                     October 29, 2001
      --------------------
         (Joseph M. Adamko)


      /s/ Clinton V. Silver      Director                     October 29, 2001
      ---------------------
         (Clinton V. Silver)


                                 Director
       -----------------
         (Simon Murray)

      /s/ Joel H. Newman         Chief Financial Officer,     October 29, 2001
      ------------------         Executive Vice President -
         (Joel H. Newman)        Finance and Operations and
                                 Assistant Secretary
                                 (principal financial
                                 officer)


      /s/ Joseph Scirocco        Senior Vice President and    October 29, 2001
      -------------------        Treasurer (principal
         (Joseph Scirocco)       accounting officer)



















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


                                  EXHIBIT INDEX


      EXHIBIT NUMBER          DESCRIPTION

      5                       Opinion of Harney Westwood & Riegels

      23.1                    Consent of PricewaterhouseCoopers LLP

      23.2 Consent of Harney Westwood & Riegels (included in their opinion filed as Exhibit 5)



















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